SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 8, 2005

AIR T, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-11720	52-1206400
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)	Identification No.)

3524 Airport Road
Maiden, North Carolina 28650
(Address of Principal Executive Offices)
(Zip Code)

(704) 377-2109
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

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Item 1.01.    Entry into a Definitive Material Agreement

On July 8, 2005, the Company entered into an employment agreement with Walter Clark to provide for his continued employment as the Company’s Chief Executive Officer. The agreement has an initial term of two years and renews for successive additional one-year periods on each anniversary of the date of the agreement unless either the Company or Mr. Clark gives notice of non-renewal within 90 days prior to that anniversary date. The agreement provides for an annual base salary of $200,000, subject to increases as subsequently determined by the Company’s Board of Directors or its Compensation Committee. In addition, the agreement provides for annual bonus compensation equal to 2% of the Company’s consolidated earnings before income taxes and extraordinary items as reported by the Company in its Annual Report on Form 10-K. Payment of this bonus is to be made within 15 days after the Company files its Annual Report on Form 10-K with the Securities and Exchange Commission. Under the agreement, Mr. Clark is entitled to participate in the Company’s general employee benefit plans, to receive four weeks of vacation per year and to use corporate passenger aircraft for personal use, with the requirement that he reimburse the Company for its costs in connection with his personal use of the aircraft to the extent those costs exceed $50,000 in any fiscal year.

The agreement provides that the Company may terminate Mr. Clark’s employment at any time and for any reason. However, if the Company terminates Mr. Clark’s employment other than for “disability” or “cause,” both as defined in the agreement, the Company is obligated to continue to pay Mr. Clark his then-current base salary for a period of two and one-half years, or at its election the Company can pay this amount in one lump-sum payment at the net present value of those payments, calculated by assuming an 8% discount rate. In addition, during that two and one-half year period the Company must continue to provide to Mr. Clark all health and welfare benefits as existed on the date of termination of Mr. Clark’s employment or, in the event that continuation of health benefits are not permitted under the Company’s health insurance policies, to pay for COBRA health insurance coverage. Mr. Clark is entitled to terminate his employment under the agreement at any time and for any reason. However, following a “change in control” of the Company, as defined in the agreement, if Mr. Clark terminates his employment for “good reason,” which is defined in the agreement and includes a substantial reduction in responsibilities, relocation, increased travel requirements and adverse changes in annual or long-term incentive compensation plans, he is entitled to receive the same base salary payments and continued health and welfare benefits as described above. The agreement provides that these base salary payments and continued health and welfare benefits are Mr. Clark’s sole remedy in connection with a termination of his employment.

The agreement also includes provisions obligating Mr. Clark to keep confidential the confidential information of the Company and its customers, to refrain from competing against the Company and from soliciting Company employees for period of one year after termination of his employment, and to assign to the Company inventions he may develop during the course of his employment.

A copy of the employment agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference. The description of the agreement contained herein is qualified in its entirety by the terms of the agreement incorporated herein by reference.

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Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

                Exhibit 10.1  Employment Agreement dated as of July 8, 2005 between Air T, Inc. and Walter Clark

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 13, 2005

AIR T, INC.

                                                By:  /s/  John J.Gioffre
                               John J. Gioffre, Vice President-Finance and Secretary

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Exhibit Index

Exhibit	Description
Exhibit 10.1	Employment Agreement dated as of July 8, 2005 between Air T, Inc. and Walter Clark

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